SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report Pursuant to Section 13 or 15(d)
of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): 9/16/05

China Printing, Inc.
(Exact name of registrant as specified in its charter)

NEVADA	000-27243	03 - 7392107
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

3127 Dumbarton Street NW, Washington, DC 20007
(Address of principal executive offices) (Zip Code)

(202) 714-9143
Registrant's telephone number, including area code

ITEM 1.01:	Entry into a Material Definitive Agreement

On September 19, 2005, China Printing, Inc. (“CHPR”) entered into an agreement with CYIOS Corporation, a District of Columbia corporation (“CYIOS”) and Timothy Carnahan, whereby CHPI would acquire 100% of the issued and outstanding capital stock of CYIOS in exchange for 19,135,000 common shares of stock in CHPR. Timothy Carnahan is a director of CHPR and the sole director, officer and shareholder of CYIOS. The agreement is effective immediately. Under the agreement, CHPR pledges to have $634,460 of its debts assumed by a third party, Aero Financial, Inc., a Nevada corporation, within 5 days of execution of the agreement for 1,100,000 shares of common stock of CHPR. Aero Financial is not an affiliate of the registrant or related to CYIOS. No change to the directors of CHPR is contemplated as a condition of the agreement. Under an assignment provision of the agreement, CHPR director and principal officer Jeffery Lieberman and his family members will receive an aggregate of 1,625,000 shares of common stock of CHPR assigned from Timothy Carnahan out of the 19,135,000 shares issuable for the acquisition. Therefore, both of our directors and our principal officer have a financial stake in this transaction.

THE ACQUISITION WILL RESULT IN A CHANGE OF CONTROL OF THE REGISTRANT.

Within 60 days of this filing, the Registrant will cause to be filed audited financial statements of CYIOS in conformity with the requirements of the Securities and Exchange Commission.

Item 8.01	Other Events

On September 19, 2005, Jeffery Lieberman resigned as Chairman, President and Chief Executive Officer of China Printing, Inc. Mr. Lieberman will remain as a director of the Company. Director Timothy Carnahan was appointed by the board as Chairman, President and Chief Executive Officer of China Printing, Inc.

Exhibits

Item 1.01  Stock Acquisition Agreement entered into between Registrant, Timothy Carnahan and CYIOS Corporation dated September 19, 2005.

Item 8.01  Press Release dated September 19, 2005.

SIGNATURES

Pursuant to the requirement of the Securities Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

China Printing Inc.

Dated this 19thday of September, 2005.	By:	/s/ Jeffrey Lieberman

Jeffrey Lieberman
President